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EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made as of July 1, 2001 by and between I-many, Inc., a Delaware corporation having its principal place of business at 537 Congress St., 5th Floor, Portland, ME 04101 (the "Company"), and Kevin F. Collins, a resident of 152 Killam Hill Rd., Boxford, MA 01921 ("Executive").

         WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, and the Board of Directors of the Company (the "Board of Directors") has determined that it is in the best interests of the Company and its shareholders to formalize the employment relationship pursuant to this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the Company and Executive agree as follows:

         1. EMPLOYMENT.

                  1.1 Position. The Company agrees to employ Executive in the position(s) stated in Exhibit A to this Agreement. Executive accepts employment with the Company in such capacity and agrees to serve the Company faithfully, diligently and to the best of his or her ability pursuant to the responsibilities and goals assigned to Executive by the President and Chief Executive Officer of Company and which are consistent with the Executive's title and position. During the course of Executive's employment with the Company, Executive agrees to devote his or her full business time, energy, attention, and skill to such employment and agrees not to, directly or indirectly, engage or participate in, or become employed by, or become a director, officer, or partner of, or provide services for compensation to or in connection with, any business activity that would be considered competitive with the business of the Company or which conflicts or interferes with the performance of Executive's obligations under this Agreement without the express written consent of the Board of Directors.

                  1.2 Employment Term. Executive's employment with the Company shall be at will, as described more fully in Exhibit A, and, subject to the terms and conditions herein, this Agreement shall be terminable accordingly.

         2. COMPENSATION.

                 2.1 Salary. The Company shall compensate Executive as set forth on Exhibit A hereto subject to all standard tax deductions and withholdings. The Base Salary (as defined therein) shall be paid to Executive in accordance with the Company's normal payroll practices. Executive's Base Salary may be increased annually at the discretion of the Board of Directors or the Chief Executive Officer.

                  2.2 Bonus Plan. During the term of his or her employment, Executive shall be eligible for up to 40% of his annual base salary in annual bonuses as part of a discretionary, performance-based bonus program, the terms of which shall be as determined annually by the Board of Directors or a Compensation Committee thereof or the Chief Executive Officer. The performance related bonus shall be subject to all standard tax deductions and other withholdings.

                  2.3 Acceleration of Stock Options. If the Company is consolidated with or merged into another entity (other than a consolidation or merger in which the stockholders of the Company immediately prior to the consolidation or merger own a majority of the issued and outstanding shares of stock of the survivor corporation, or of an entity owning the survivor corporation, immediately after the consolidation or merger); or if the business of the Company is acquired by another entity in an acquisition of all or substantially all of the Company's assets; or an entity

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acquiring in a transaction or series of related transactions in a three month period from the then-existing stockholders, more than 50 % of the Company's issued and outstanding shares of capital stock (each a "Company Sale"); then fifty percent (50%) of the Executive's unvested options on the date of the Company Sale shall become exercisable in full immediately prior to the closing of such Company Sale, provided that if the Board of Directors should determine, upon receipt of a written opinion of the Company's independent public accountants, that giving effect to this provision for acceleration would preclude accounting for any proposed business combination of the Company with another entity as a pooling of interests, and the Board otherwise desires to approve such a proposed business combination which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then this provision shall be null and void.

         3. OTHER BENEFITS.

                  3.1 Benefit Plans. During the term of his or her employment, Executive shall be entitled to participate in the Company's benefit plans and programs, if any, made available generally to other employees or executives similarly situated with the Company, including, but not limited to, medical and health care plans, life insurance, disability and a 401(k) plan.

                  3.2 Vacation. Executive shall be entitled to three (3) weeks of annual vacation, to be accrued and taken in accordance with the vacation policy of the Company for similarly situated employees or executives, but which in any case may not be carried over from year to year to the extent not taken. In addition, Executive will be entitled to personal days in accordance with Company policy.

                  3.3 Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in connection with, or related to, the performance of Executive's duties, responsibilities or services under this Agreement, upon Executive's presentation to the Company of expense statements, vouchers or other supporting information, in accordance with Company practices. The Company shall also provide Executive with a car allowance of $500 per month.

         4. TERMINATION OF EMPLOYMENT.

                4.1 Means of Termination. Subject to the terms and conditions hereof, Executive's employment shall terminate:

                  (a) At the discretion of either party at any time for any
                      reason;
                  (b) At the election of the Company for Cause, as such
                      term is defined herein; or
                  (c) Upon the death or permanent disability of Executive.

As used in this Agreement, the term "permanent disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the essential functions of the job, including the services contemplated under this Agreement, with or without reasonable accommodation. A determination of permanent disability shall be made by a physician satisfactory to both the Executive and the Company, provided that, if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to permanent disability shall be binding on all parties.

                  4.2 Effects of Termination.

                    (a) Termination by the Company - Other than For Cause. If
(1) Executive's employment is terminated solely upon the discretion of the Company pursuant to any reason other than for Cause, as defined below; or (2) Executive resigns his employment no more than ninety (90) days after Executive is assigned to report to someone other than the Chief Executive Officer or the Board of Directors of Company; or (3) Executive resigns his employment no more than ninety (90) days after Executive's annual salary is reduced by 20%, Executive shall be entitled to the following:

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         (i) Salary and Accrued Vacation. Pro-rated salary through the date of termination, accrued vacation earned but not yet paid through the date of termination, and any earned but unpaid bonus, the availability and pro rata calculation of which shall be as determined at the discretion of the Board of Directors;

         (ii) Severance. The Company shall pay to Executive severance equal to six ( 6) months of Executive's annualized base salary in effect as of the date of termination, less applicable deductions and withholdings, either payable in accordance with the Company's usual payroll practices or in a lump sum paid within thirty (30) days of the last day of employment with the Company. Such severance is not to be paid merely upon expiration of this Agreement.

         (iii) Medical Benefits. Executive's coverage under the company-sponsored group health insurance plan will continue through his or her termination date ("Termination Date"). After the Termination Date, the Company will continue to maintain Executive as a participant in its health insurance plan as required under, and insofar as elected by Executive, Consolidated Omnibus Budget Reconciliation Act of 1985 (often referred to as "COBRA"). The Company will pay Executive's cost of continued participation until the earlier of: (1) the end of the noncompete period described in the Nondisclosure, Developments and Noncompete Agreement per Subsection 3 ("Noncompete Period"); (2) Executive's commencement of any subsequent employment activity, whether as an employee, contractor or consultant; or (3) Executive becomes no longer entitled to coverage under COBRA. In the event that Executive becomes covered by group health insurance while continuing his or her health insurance benefits under COBRA, the Company's obligation under this paragraph shall cease at that time.

         (iv) Other Benefits. Executive will be eligible to participate in the other benefit plans of the Company, at the Company's cost and as long as continued participation is permitted under the terms and conditions of such plans, until the earlier of the end of the Noncompete Period or Executive's commencement of any employment activity including, but not limited to, employment, consulting or independent contracting.

                  (b) Termination by the Company - For Cause. The Company may terminate Executive's employment for Cause at any time upon thirty day's written notice without cure by the Executive in the case of (a) or (c) of this paragraph, below, and without prior written notice, in the case of (b) and (d) of this paragraph, below. If the Company terminates Executive's employment for Cause, it shall have no further obligations to Executive under this Agreement except for the payment of (i) awarded but not yet paid bonus, the availability and pro rata calculation of which shall be as determined at the discretion of the Board of Directors, (ii) accrued and unpaid salary and vacation time, through the effective date of termination, and (iii) unpaid expenses incurred by the Executive and submitted in compliance with this Agreement. For purposes of this Agreement, "Cause" for termination shall be deemed to exist upon (a) a good faith finding by the Company or refusal of Executive to perform his or her assigned duties, consistent with the terms of this Agreement, for the Company,
(b) material dishonesty, (c) a good faith finding by the Company that Executive has engaged in gross negligence or gross misconduct in a manner that materially interferes with Executive's job performance, or (d) the conviction of Executive of, or the entry of a pleading of guilty or nolo contendre by Executive to, any crime involving moral turpitude or any felony.

(d) Termination through Death or Permanent Disability. In the event of Executive's death or permanent disability while employed hereunder, Executive or his legal representative(s) shall be entitled to all amounts payable through the last date of employment, including pro-rated salary earned but not yet paid and any earned but unpaid bonus, the availability and pro rata calculation of which shall be as determined at the discretion of the Board of Directors. Executive shall further be entitled to the severance set forth in paragraph 4.2(a)(ii) above.

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                  4.4 Acknowledgment. Executive acknowledges and agrees that the compensation and benefits provided in this Section 4 have been negotiated with the Company and shall be deemed to fully satisfy any notice requirements that may be required by any jurisdiction.

         5. MISCELLANEOUS.

                  5.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company's successors in interest, including, without limitation, successors through merger, consolidation, or sale of substantially all of the Company's stock or assets, and shall be binding upon Executive. The Nondisclosure, Developments and Noncompete Agreement and Section
4.2 of this Agreement shall survive the cessation of Executive's employment with the Company, regardless of who causes the cessation and regardless of the circumstances surrounding the cessation of employment.

                  5.2 Notice. All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to Executive's respective address and the principal offices of the Company, both listed above. By giving notice to the other party in accordance with this Paragraph, each party may change the address at which it is to receive notices hereunder.

                  5.3 Applicable Law; Jurisdiction. This Agreement shall be governed by, construed in, interpreted and enforced in accordance with the laws of the State of Maine. In the event that any action is commenced concerning the parties' obligations and rights under this Agreement, and such action is for whatever reason not subject to the Arbitration provision of paragraph 8.4 below, each of the Company and Executive agrees to submit itself to the personal jurisdiction of a competent court sitting within the State of Maine.

                  5.5 Independent Advice. Executive acknowledges that Executive has had the opportunity to evaluate this Agreement independently and with Executive's own professional advisors, and has not received and is not relying upon legal, tax or other professional advice from or on behalf of the Company in connection with entering into this Agreement.

                  5.6 Section Headings. All section headings are included herein for convenience and are not intended to affect in any way the meaning or interpretation of this Agreement.

                  5.7 Severability. In the event any provision of this Agreement is found to be invalid or unenforceable, such provision shall be severable from the Agreement and shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  5.8 Entire Agreement. This Agreement, including the exhibits thereto, and the Nondisclosure, Developments, and Noncompete Agreement previously signed by Executive constitute the entire agreement between the parties as to employment by the Company of Executive and may only be changed by a written document signed by both parties. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

                  5.9 Prior Agreements. This Agreement revokes, replaces and supersedes any prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement between the Company and Executive. IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date set forth above, the Company acting herein by its duly authorized officer.

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                                                I-MANY, INC.


                                                By: /s/ A. Leigh Powell
                                                    -------------------
                                                Name:  A. Leigh Powell
                                                Title: CEO


                                                EXECUTIVE:


                                                /s/ Kevin Collins
                                                -----------------------
                                                Kevin F. Collins

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                        EXHIBIT A TO EMPLOYMENT AGREEMENT

The following provisions referenced in Sections 1 and 2 of the Agreement shall govern the employment of Kevin F. Collins by the Company:

1.       Position. Chief Financial Officer and Treasurer

2.       Term of employment. As provided in the Agreement.

3. Base Salary. Base Salary shall be defined as $175,000 annualized to be paid in accordance with the Company's regular payroll practices.

4. Employment "At Will". Neither Executive nor the Company must have "cause" to terminate the Executive's employment relationship with the Company. The Company reserves the right, in its sole discretion, to make personnel changes for its own purposes and without limitation. Either Executive or the Company can terminate the parties' employment relationship at any time, for any or no reason, without prior notice, without regard to cause and without incurring any liability other than as specifically stated in Section 4 of the Agreement. None of the policies, benefits, programs, or agreements referenced in this Agreement, nor any such policies, benefits, programs, or agreements as are later promulgated and/or amended from time to time by the Company, shall change the at will nature of Executive's employment relationship. The at will nature of Executive's employment can only be changed by a written resolution by the Board of Directors of the Company.

5. Supervision. Reporting to the Chief Executive Officer, subject to discretion of the Board of Directors of the Company.